Exhibit 5.1

Katie Kazem

T: +1 703 456 8043

kkazem@cooley.com

September 24, 2025

Vor Biopharma Inc.

500 Boylston Street, Suite 1350

Boston, Massachusetts 02116

Ladies and Gentlemen:

We have acted as counsel to Vor Biopharma Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 50,999,999 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (a) 16,000,000 shares of Common Stock issuable upon the exercise of a warrant (the “Remegen Warrant”) to purchase shares of Common Stock held by a subsidiary of RemeGen Co. Ltd. (“RemeGen”) and (b) up to 34,999,999 shares of Common Stock issuable upon the exercise of warrants (the “PIPE Warrants,” and together with the Remegen Warrant, the “Warrants”) to purchase shares of Common Stock held by certain investors. The Remegen Warrant was issued by the Company pursuant to that certain Securities Purchase Agreement, dated June 25, 2025, by and between the Company and Remegen (the “Remegen Purchase Agreement”). The PIPE Warrants were issued by the Company pursuant to that certain Securities Purchase Agreement, dated June 25, 2025, by and among the Company and the investors named therein (together with the Remegen Purchase Agreement, the “Purchase Agreements”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Purchase Agreements, the forms of the Warrants and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state anti-fraud law, rule or regulation relating to securities or to the sale or issuance thereof.

Cooley LLP Reston Town Center 11951 Freedom Drive 14th Floor Reston, VA 20190-5656

t: +1 703 456 8000 f: +1 703 456 8100 cooley.com

Vor Biopharma Inc.

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With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company, or that the consideration paid upon exercise of the Warrants is below the par value per share of the Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

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Cooley LLP Reston Town Center 11951 Freedom Drive 14th Floor Reston, VA 20190-5656

t: +1 703 456 8000 f: +1 703 456 8100 cooley.com

Vor Biopharma Inc.

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Very truly yours,

COOLEY LLP

By:	/s/ Katie Kazem
Katie Kazem

Cooley LLP Reston Town Center 11951 Freedom Drive 14th Floor Reston, VA 20190-5656

t: +1 703 456 8000 f: +1 703 456 8100 cooley.com